EXHIBIT 99.1

DECOR PRODUCTS INTERNATIONAL, INC ANNOUNCES PRIVATE OFFERING OF COMMON STOCK AND PROPOSED AMEX LISTING

Dongguan, Guangdong Province, China.  Today, August 6, 2009, Décor Products International, Inc., a Florida corporation (DCRD:BB), announced that it proposes to sell common stock in a private placement.  The company intends to sell up to 3,000,000 shares in an unregistered transaction which is expected to close on or before August 31, 2009. The price will be negotiated at a future date, and it will be based on the public market price and the future prospects of the company, among other things.  The proceeds will be used for working capital.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the company. There shall not be any sale of the above securities in any jurisdiction in which such offering would be unlawful. The securities indicted above will not be offered or registered for offer and sale under the Securities Act of 1933, as amended, and may not be offered or sold in the United States unless a registration statement has been filed for the offer and sale or the securities are sold pursuant to an exemption from the United States and state registration requirements.

In addition to the foregoing, the company plans to file a listing application with the American Stock Exchange within the next 30 days.

About the Company

The company owns Wide Broad Group Limited, a company incorporated in the British Virgin Islands as a limited liability company under the BVI Business Companies Act on September 28, 2006, which in turn owns Dongguan CHDTIN Printing Co., Ltd. (“CHDITN”), a corporation organized and existing under the laws of the Peoples’ Republic of China. CHDITN was established in 1999 and is located in Chang’an Town, Dongguan, Guangdong, between Shenzhen and Guangzhou in southern China. CHDITN is an enterprise specializing in the production and sales of high quality decor paper such as furniture decorative paper, wood-grain paper, and paperboard. CHDITN has taken a leadership position in introducing advanced microcomputer intaglio (gravure) printing production equipment to the market. CHDITN also conducts research and development in manufacturing 30g -120g PU paper, polyester paper, melamine paper, wear-proof paper, 3D wood grain paper, as well as different kinds of environmental friendly decorative papers.

Forward-Looking Statement Disclaimer

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors that the company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company and may not materialize, including, without limitation, the ability to attract further capital for its business, the efficacy and market acceptance of its products and services, its ability to execute on its business plan and strategies and its ability to successfully complete orders and collect revenues there from. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors. Furthermore, the company does not intend (and is not obligated) to update publicly any forward-looking statements, except as required by law. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the company's filings with the Securities and Exchange Commission.